Exhibit 3.2

Rules of procedure of the
Supervisory Board

of

Myt Netherlands parent b.v.

In accordance with article 28.9 of the articles of association (the "Articles of Association") of MYT Netherlands Parent B.V. (the "Company") and based on the resolution of the supervisory board of the Company (the "Supervisory Board") dated [___], 2020, the following rules of procedure ("Rules") for the Supervisory Board shall apply. These Rules are complementary to (i) the provisions regarding the Supervisory Board contained in applicable law and regulations, including, when applicable, the principles of good governance and best practice provisions as contained in the Dutch Corporate Governance Code and the NYSE listing standards, and (ii) the Articles of Associations.

§ 1
Members of the Supervisory Board

1.	The Supervisory Board shall be composed of at least three (3) supervisory directors.

2.	The Supervisory Board shall prepare a profile for its size and composition, taking into account the nature of the business, its activities, and the desired expertise, experience, diversity and independence of its supervisory directors. The Supervisory Board shall evaluate the profile annually and shall adjust the profile if necessary. The profile will be available at the offices of the Company and on the Company’s investor relations website (which may be a link from the Company’s main website).

3.	Each supervisory director shall have the required knowledge, abilities and relevant experience to fulfil his or her duties properly and shall be sufficiently independent.

4.	With respect to the independence requirements within the Supervisory Board, the Supervisory Board shall endeavour to ensure, within the limits of its powers, that it is at all times composed so that:

a)	supervisory directors are able to act critically and independently of one another, the board of managing directors of the Company ("Management Board") and any particular interests involved. In order to safeguard this independence criteria, the Supervisory Board should be composed to the extent feasible such that:

i.	any one of the criteria referred to in Section 1 (5) (a) - (e) inclusive are applicable to at most one supervisory director;

ii.	supervisory directors who are affiliated with or representing any shareholder or group of affiliated shareholders who directly or indirectly hold more than ten percent of the shares in the Company will comprise less than 50% of the supervisory directors; and

iii.	the total number of supervisory directors to whom the criteria referred to in Section 1 (5) are applicable shall account for less than half of the total number of supervisory directors;

5.	A supervisory director is not independent if one of the following criteria of dependence applies to him. These criteria are that the supervisory director concerned, his or her spouse, registered partner or other life companion, foster child or relative by blood or marriage up to the second degree:

a)	has been an employee or managing director of the Company or one of its subsidiaries in the five years prior to their appointment as supervisory director;

b)	receives personal financial compensation from the Company, or, other than the compensation received for the work performed as a supervisory director and in so far as this is not keeping with the ordinary course of business;

c)	has had an important business relationship with the Company or one of its subsidiaries in the year prior to the appointment;

d)	is a member of the executive board of a company in which a managing director is a supervisory director; or

e)	has temporarily managed the Company during the previous twelve months due to vacant seats on the Management Board, or because managing directors were unable to perform their duties.

§ 2
Rights and Obligations of the Members of the Supervisory Board

1.	The Supervisory Board shall supervise the policy of the Management Board and the general course of affairs of the Company and the business associated with it. It assists the Management Board with advice. The responsibility for the proper performance of the Management Board’s duties is vested collectively in the Supervisory Board

2.	The Supervisory Board shall supervise the Management Board in the following respects, among others:

a)	corporate strategy including long-term value creation;

b)	the effectiveness of the internal risk management and control systems;

c)	the preparation, review and audit of the Company’s annual and quarterly financial statements;

d)	the remuneration structure for the Management Board and employees;

e)	the Company’s shareholder relations; and

f)	compliance with laws and regulations.

3.	All supervisory directors shall have the same rights and duties under applicable law, the Articles of Association or these Rules. They are not bound by mandates or instructions.

4.	In the performance of their duties, supervisory directors shall be guided by the interests of the Company and the enterprise affiliated with it, taking into consideration the interests of the Company’s stakeholders. The Supervisory Board will be responsible for the quality of its own performance. No supervisory director may pursue personal interests in his or her decisions or personally engage in business opportunities intended for the Company.

5.	Together with the Management Board, the Supervisory Board shall ensure that there is a long-term succession planning.

6.	The Supervisory Board can, in addition to the corporate body formed by the shareholders of the Company and other persons with meeting rights ("General Meeting"), dismiss and suspend managing directors.

7.	The supervisory directors shall be bound to strict confidentiality with regard to confidential information of the Company, especially confidential reports and consultations, to which they gain access through their service on the Supervisory Board. This obligation continues to apply after they have left their office. All confidential documents must be returned to the chairperson of the Supervisory Board ("Chairperson") or, at the Chairperson's option, destroyed when a supervisory director's constituency with the Supervisory Board comes to an end.

§ 3
Conflict of Interest

1.	The supervisory directors shall avoid, as much as possible, all conflicts of interest between themselves and the Company.

2.	The Supervisory Board is responsible for the decision-making on dealing with conflicts of interest regarding managing directors, supervisory directors and majority shareholders in relation to the Company. The Chairman shall, if possible in consultation with the other supervisory directors determine the course of action to be taken. The supervisory director or managing director concerned shall not take part in the assessment by the Supervisory Board whether a conflict of interest exists.

3.	A supervisory director with a direct or indirect personal interest that conflicts with the Company’s interest may not take part in the deliberations or decision-making. If all supervisory directors have a conflict of interest as referred to above, such resolution may be adopted by the Supervisory Board, irrespective of the conflict of interest.

4.	Each supervisory director shall inform the Chairperson of potential conflicts of interest, especially those, which may arise through a consultant or directorship function with clients, suppliers, lenders or other business associates. If necessary, the Chairperson of the Supervisory Board will arrange for the matter of potential conflicts of interest involving a supervisory director to be discussed and determined by the Nominating, Governance and Compensation Committee. The Chairperson shall inform the Supervisory Board of his or her own potential conflicts of interest, if any, and shall arrange for such matter of potential conflicts of interest to be discussed and determined by the Nominating, Governance and Compensation Committee.

5.	The mere fact that a supervisory director is connected to a direct or indirect shareholder of the Company does in itself not constitute a conflict of interest.

6.	Members of the Supervisory Board shall not:

a)	compete with the Company;

b)	demand or accept substantial gifts from the Company for themselves or their spouse, registered partner or other life companion, foster child or relative by blood or marriage up to the second degree;

c)	provide unjustified advantages to third parties at the Company’s expense; or

d)	take advantage of business opportunities to which the Company is entitled for themselves or for their spouse, registered partner or other life companion, foster child or relative by blood or marriage up to the second degree.

7.	The following transactions require the approval of the Supervisory Board:

a)	entering into a transaction between the Company and a legal entity in which a managing director or a supervisory director personally has a material financial interest; or

b)	entering into a transaction between the Company and a legal entity which has a supervisory director who is related under family law to a managing director or supervisory director.

8.	All transactions in which there are conflicts of interest with supervisory directors shall be agreed on terms that are customary in the market. Decisions to enter into transactions in which there are conflicts of interest with supervisory directors that are of material significance to the Company and/or the relevant supervisory directors require the approval of a majority of the supervisory directors voting on such matter with the conflicted supervisory director or supervisory directors recusing himself, herself or themselves from any deliberations or decision-making on such matter.

§ 4
Chairperson and Vice-Chairperson of the Supervisory Board

1.	The Supervisory Board shall appoint one of the supervisory directors as Chairperson and one of the supervisory directors as vice-chairperson ("Vice-Chairperson"). The Chairperson of the Supervisory Board should not be a former managing director.

2.	The Chairperson is the primary point of contact for the other supervisory directors and for the Management Board. The Chairperson maintains the contacts with the Management Board and keeps the other supervisory directors informed regularly of such contacts.

3.	The Vice-Chairperson replaces, and assumes the powers and duties of, the Chairperson in the latter's absence.

4.	The Chairperson shall see to it that:

a)	the supervisory directors follow their introduction and education or training program;

b)	the supervisory directors receive in good time all information which is necessary for the proper performance of their duties;

c)	there is sufficient time for consultation and decision-making by the Supervisory Board;

d)	the committees of the Supervisory Board function properly;

e)	the performance of the managing directors and supervisory directors is assessed at least once a year;

f)	the Supervisory Board elects a Vice-Chairperson;

g)	the Supervisory Board has proper contact with the Management Board and the General Meeting and, if applicable, any works council;

h)	the Supervisory Board ensures that any (suspicion of) material misconduct and irregularities are reported to, and investigated by, the Supervisory Board without delay;

i)	the General Meeting proceeds in an orderly and efficient manner;

j)	effective communication with shareholders is assured; and

k)	the Supervisory Board is involved closely, and at an early stage, in any merger or takeover processes.

§ 5
Convening of Meetings

1.	The Supervisory Board meets as often as deemed necessary for the proper functioning of the Supervisory Board, but at least two meetings in every half-calendar year.

2.	Any two (2) supervisory directors or the Management Board, indicating the purpose and the reasons for such request, shall be entitled to ask the Chairperson to convene a meeting of the Supervisory Board without delay. Should this request be denied, the supervisory directors who requested the meeting or the Management Board may provide an agenda and convene the Supervisory Board itself.

3.	The Chairperson, if unavailable, his or her Vice-Chairperson, shall convene the meetings of the Supervisory Board. Should both the Chairperson and Vice-Chairperson be absent from a meeting, the meeting itself shall designate a chairperson.

4.	The Chairperson informs the Supervisory Board in particular of important events, which have been communicated to him or her by the chairperson of the Management Board and which are of fundamental importance for the assessment of the situation and development of the Company as well as for the management of the Company, and if necessary, convenes an extraordinary meeting of the Supervisory Board.

5.	The meeting shall be convened with a notice period of 14 days stating the agenda. In urgent cases, the notice period can be shortened by the Chairperson in his or her discretion to as short as one (1) day. Working papers shall be sent to the supervisory directors together with the convocation notice of the meeting, but in any case with sufficient time prior to the meeting. The aforementioned notice period shall be calculated as of the date on which the meeting convocation is sent.

6.	Proposals for resolutions by a supervisory director or the Management Board shall be put on the agenda, if received before the agenda is circulated.

7.	The Management Board shall attend the meetings of the Supervisory Board, unless the Chairperson decides otherwise.

8.	The Supervisory Board shall discuss at least once a year without the Management Board being present:

a) its own functioning and that of its supervisory directors, and the conclusions that must be drawn on the basis thereof;

b)           the desired profile, composition and competence of the Supervisory Board;

c)           the functioning of the Management Board; and

d)           the performance of the managing directors, and the conclusions that must be drawn on the basis thereof.

§ 6
Meetings and Resolutions

1.	The Chairperson leads the meetings of the Supervisory Board. If the Chairperson is absent, the Vice-Chairperson will lead the meeting of the Supervisory Board. If both the Chairperson and the Vice-Chairperson are absent from a meeting of the Supervisory Board, the supervisory directors present shall appoint a chairperson for such meeting. The chairperson of any meeting of the Supervisory Board shall determine the order in which items are dealt with as well as the type of voting.

2.	The meetings shall be conducted in the English language.

3.	Supervisory Board meetings can be held at the offices of the Company, but may take place elsewhere, as decided by the Chairperson when convening the meeting. In addition, meetings may be conducted by telephone or via videoconferencing facilities provided that each supervisory director taking part in such meeting is able to hear the deliberations and can be heard by the other supervisory directors and no supervisory director objects thereto.

4.	The Supervisory Board may also pass resolutions without holding a formal meeting, provided that all the supervisory directors entitled to vote have agreed with this method of decision-making and have expressed themselves regarding the proposal concerned in writing.

5.	The Supervisory Board shall ensure to adopt its resolutions unanimously. Notwithstanding the aforementioned, matters of the Supervisory Board shall be resolved by simple majority of the votes cast, unless otherwise provided for by law or by the Articles of Association.

6.	Each supervisory directors has the right to cast one vote. Blank votes, abstentions and invalid votes are not counted towards votes cast. In the event of a tie vote, the proposal is rejected.

7.	A quorum of the Supervisory Board is present at least half of the supervisory directors entitled to vote are present or represented during such meeting. If the meeting has no quorum despite proper notice, a second meeting with the same agenda may be called. The quorum of such second meeting shall be that two supervisory directors entitled to vote can participate in the vote unless only one supervisory director entitled to vote is then in office, in which case the quorum shall be one supervisory director entitled to vote.

8.	Items not included in the agenda may be debated, if the majority of the supervisory directors entitled to vote and present at the meeting chooses to do so. Resolutions on such items may only be adopted, if no supervisory director raises an objection in the meeting and all of the absent supervisory directors subsequently approve this procedure within a period to be determined by the Chairperson.

9.	The Chairperson shall appoint a secretary of the meeting to take the meeting minutes and shall decide whether to call upon experts or other persons, who are able to provide information for dealing with certain items on the agenda.

10.	Minutes, in the English language, shall be provided for each meeting of the Supervisory Board, which shall be signed by the secretary of the meeting and approved by the Chairperson. The minutes shall state the place and the day of the meeting, those present, the items on the agenda, the essential content of the discussions and any resolutions passed by the Supervisory Board. Any resolution adopted outside of meetings shall be recorded in writing and such resolutions shall be sent to all supervisory directors immediately.

11.	The minutes shall be sent to all supervisory directors. They shall be deemed approved, if no supervisory director who took part in the resolution submits a written objection to the Chairperson within four weeks of the minutes being sent.

§ 7

General Meeting

1.           The Management Board and the Supervisory Board shall participate in the general meeting, unless there are serious grounds preventing them from doing so.

2.           The Chairperson or in his or her absence the Vice-Chairperson shall act as the chairperson of the General Meeting. If both the Chairperson and the Vice-Chairperson are absent from a General Meeting, the supervisory directors present shall appoint a chairperson for such general meeting.

3.            The Management Board and the Supervisory Board are responsible for the corporate governance structure of the Company and for compliance with the Dutch Corporate Governance Code. Each significant change in the Company's corporate governance structure or compliance with the Dutch Corporate Governance Code shall be addressed in a separate item on the agenda for consideration by the general meeting.

§ 8
Committees

1. From among the supervisory directors, the Supervisory Board shall set up and appoint the following committees: a) a Nominating, Governance and Compensation Committee; and b) an Audit Committee.
2. The Supervisory Board may at its discretion have such other committees as it deems fit.
3. These committees shall be appointed by the Supervisory Board from among the supervisory directors. The Supervisory Board remains collectively responsible for decisions prepared by committees from among the supervisory directors. The Supervisory Board may delegate powers to a committee. A committee may only exercise such powers as are explicitly delegated to it and may never exercise powers beyond those exercisable by the Supervisory Board as a whole. The Supervisory Board may, partial or in full, revoke any power delegated to a committee.
4. The Supervisory Board shall receive a report from each Committee of its deliberations and findings after each Committee meeting. In these reports each Committee must inform the Supervisory Board in a clear and timely way of the manner in which it has used delegated authority and of any major development in the area of its responsibilities. In the report of the Supervisory Board, an explanation will be provided on how the duties of the Committees were carried out in the financial year. In addition, the report of the Supervisory Board will stipulate the composition of the Committees, the number of Committee meetings, and the main items discussed at the meetings.
5. If a committee as referred to in clause Section 8 paragraph 1 has not been instituted, the practices and principles for that committee as set out in Section 10 and Section 11 shall apply to the Supervisory Board
6. The rules established for the Supervisory Board in the Articles of Association and these Rules apply accordingly to the internal organization of the committees, unless stipulated otherwise below.
§ 9 Committee Members
1. The members of the committees are appointed for their entire tenure as supervisory directors.
2. The Supervisory Board shall receive in a timely manner from each committee a report of its deliberations and findings.

§ 10 Nominating, Governance and Compensation Committee Charter

1.	The Nominating, Governance and Compensation Committee shall be composed of three supervisory directors. The chairperson of the Nominating, Governance and Compensation Committee shall be appointed by the Supervisory Board.

2.	All committee members must have been determined by the Supervisory Board to be independent as defined and to the extent required in the applicable United States Securities and Exchange Commission ("SEC") rules and NYSE listing standards, as they may be amended from time to time (the "listing standards") and must otherwise meet the requirements for committee membership as determined by the listing standards.

3.	The Nominating, Governance and Compensation Committee shall have the following duties and responsibilities:

a)	making proposals for appointment and reappointment of suitable Management Board candidates and Supervisory Board candidates to be presented to the shareholders’ meeting;

b)	developing, recommending to the Supervisory Board and monitoring compliance with corporate governance policies;

c)	if delegated to it, overseeing the evaluation of the Supervisory Board and reporting on its performance and effectiveness;

d)	reviewing and evaluating the performance of the Nominating, Governance and Compensation Committee and its members;

e)	considering all aspects of compensation and employment terms for the Management Board, making recommendations to and preparing decisions of the Supervisory Board, discussing the terms of new service agreements for the managing directors and amendments to existing agreements, including compensation guidelines, incentive programs, strategy and framework;

f)	commissioning, when appropriate, an independent review of the compensation guidelines and the compensation packages paid to the managing directors to ensure that the guidelines reflect the best practices and that the packages remain competitive and in line with market practice;

g)	presenting an evaluation of the Management Board’s performance and making a recommendation to the Supervisory Board regarding the employment terms and compensation of the Management Board;

h)	assisting the Supervisory Board in the oversight of regulatory compliance with respect to compensation matters, including monitoring the system for compliance with the relevant provisions of the Dutch Corporate Governance Code and the listing rules of any relevant securities exchange upon which the Company’s shares are listed concerning the disclosure of information about compensation for the Management Board and other senior executives;

i)	reviewing and recommending any severance or similar termination payments proposed to be made to any current or former managing directors; and

j)        administering the Company's incentive compensation plans and equity compensation plans;

k)        making recommendations to the Supervisory Board with respect to the Company’s incentive compensation plans and equity based compensation plans and discussing and determining amendments to existing plans or the establishment of new management and employee compensation plans.

4.             The Nominating, Governance and Compensation Committee shall meet at least two times a year. Meetings shall also be held whenever the chairperson or one of the other members of the Nominating, Governance and Compensation Committee considers this appropriate.

5.	The chairperson of the Management Board and the secretary shall attend the meetings of the Nominating, Governance and Compensation Committee.

6.           The Nominating, Governance and Compensation Committee may ask the advice of internal and external experts on matters within the competence of the Nominating, Governance and Compensation Committee. The Nominating, Governance and Compensation Committee may, in its sole discretion, select, retain, obtain the advice of and/or terminate a compensation consultant, search firm used to identify candidates for the Management Board or the Supervisory Board, independent legal counsel or other adviser.  The Nominating, Governance and Compensation Committee shall be directly responsible for the appointment, compensation and oversight of the work of any compensation consultant, search firm, independent legal counsel and other adviser retained by the Nominating, Governance and Compensation Committee. The Nominating, Governance and Compensation Committee will also have sole authority to approve any engagement for additional services to the Company, including the purchase of any products from such consultant, firm or their affiliates. The Company must provide for appropriate funding, as determined by the Nominating, Governance and Compensation Committee, for payment of reasonable compensation to a compensation consultant, search firm, independent legal counsel or any other adviser retained by the Nominating, Governance and Compensation Committee.

7. The Nominating, Governance and Compensation Committee may select a compensation consultant, legal counsel (other than in-house legal counsel) or other adviser only after taking into consideration all factors relevant to that person’s independence from the Management Board, including the following: (i) the provision of other services to the Company by the person that employs the compensation consultant, legal counsel or other adviser; (ii) the amount of fees received from the Company by the person that employs the compensation consultant, legal counsel or other adviser, as a percentage of the total revenue of the person that employs the compensation consultant, legal counsel or other adviser; (iii) the policies and procedures of the person that employs the compensation consultant, legal counsel or other adviser that are designed to prevent conflicts of interest; (iv) any business or personal relationship of the compensation consultant, legal counsel or other adviser with a member of the Nominating, Governance and Compensation Committee; (v) any stock of the Company owned by the compensation consultant, legal counsel or other adviser; and (vi) any business or personal relationship of the compensation consultant, legal counsel, other adviser or the person employing the adviser with an executive officer of the Company as well as any other factors required by applicable exchanges and/or the Securities Exchange Act of 1934, as amended (the "Exchange Act") and corresponding rules that may be amended from time to time.

§ 11 Audit Committee Charter
1.	The Audit Committee shall be composed of three supervisory directors.

2.	Each member of the Audit Committee must have been determined by the Supervisory Board to be independent, as defined and to the extent required in the applicable United States SEC rules and NYSE listing standards for purposes of audit committee membership and must otherwise meet the requirements for committee membership as determined by the listing standards.

3.	Each Audit Committee member must be financially literate upon appointment to the Audit Committee, as determined by the Supervisory Board in accordance with the listing standards. At all times, there should be at least one Audit Committee member who, as determined by the Supervisory Board, is an audit committee financial expert as defined in the SEC rules.

4.	The Audit Committee shall have the following duties and responsibilities:

a)        monitoring effectiveness of the Company's internal risk management and control systems;

b)        monitoring the accounting process, the effectiveness of the internal control system, the risk management system and the audit of the financial statements, in particular regarding the selection and independence of the auditor and the additional services to be provided by the auditor;

c) the monitoring of the Management Board with regard to: (i) the application of information and communication technology by the Company, including risks relating to cyber security and data privacy; and (ii) the Company's tax policy;
d) making recommendations and proposals to ensure the integrity and quality of the financial reporting process;
e) exercising direct responsibility, to the extent consistent with Dutch law, for the appointment, compensation, retention, termination, evaluation and oversight of the work of the external auditor engaged by the Company for the purpose of preparing or issuing an audit report or related work or performing other audit, review or attest services for the Company;
f) resolving disagreements between the Management Board and the external auditor regarding financial reporting and the receipt of communications from the auditor as may be required under professional standards applicable to the external auditor;
g) evaluating the qualification, independence and performance of the external auditor, including (i) receiving from the external auditor all written statements and other communications relating to their independence from the Company that may be required under the then applicable rules governing external auditor and (ii) actively discussing with the external auditor any disclosed relationships or services that may impact their objectivity and independence, and take any other appropriate action to oversee their independence;
h) reviewing and discussing with the external auditor and the Management Board the annual audit plan, including critical accounting policies and practices to be used;

i)	timely requesting and receiving from the external auditor (before the filing of any audit report) the report or update required pursuant to applicable SEC rules concerning: (i) all critical accounting policies and practices to be used, (ii) all alternative treatments within generally accepted accounting principles for policies and practices relating to material items that have been discussed with the Management Board, including ramifications of the use of such alternative disclosures and treatments and the treatment preferred by the external auditor and (iii) other material written communications between the external auditor and the Management Board, such as any management letter or schedule of unadjusted differences;

j)	discussing with the external auditor any “critical audit matters” (CAMs) to be included in the external auditor’s report in accordance with the requirements of PCAOB AS 3101, The Auditor's Report on an Audit of Financial Statements When the Auditor Expresses an Unqualified Opinion;

k)	pre-approving all audit, review, attest and permissible non-audit services (including any permissible internal control-related services) to be provided to the Company or its subsidiaries by the external auditor, in connection with which responsibility the Audit Committee may establish pre-approval policies and procedures in compliance with applicable SEC rules;

l)	reviewing and discussing, as appropriate, with the external auditor, management and the Management Board (i) the design and effectiveness of the Company’s internal control over financial reporting and (ii) any significant deficiencies or material weaknesses in that internal control, any change that has materially affected or is reasonably likely to materially affect that internal control (including special steps adopted in light of such a deficiency or weakness), and any fraud (whether or not material) that involves management or other employees who have a significant role in that internal control, that have been reported to the Audit Committee;

m)	preparing the review and discussion with the external auditor and the Management Board the results of the annual audit and the review of the quarterly unaudited financial statements;

n)	reviewing and discussing with the external auditor and the Management Board any quarterly or annual earnings announcements;

o)	discussing with the external auditor the matters required to be discussed by PCAOB Auditing Standard No. 2410 and other related auditing standards, including without limitation information regarding the Company’s relationships with related parties, the Company’s significant unusual transactions and the Company’s financial relationships and transactions with its executive officers, if any;

p)	discussing with the external auditor the matters required to be discussed by PCAOB Auditing Standard No. 1301;

q)	reviewing and approving, as appropriate, any related party transactions and reviewing and monitoring, investigating and addressing potential conflict of interest or other ethical or compliance situations involving any managing directors or any employee of the Company or any of its subsidiaries on an ongoing basis for compliance with the Code of Conduct;

r)	establishing and maintaining procedures for the receipt, retention and treatment of complaints received regarding accounting, internal accounting controls or auditing matters;

s)	reviewing and approving, (i) on an annual basis, the Company’s decision to enter into swaps, including those that may not be subject to clearing and exchange trading and execution requirements in reliance on the “end-user exception” set forth in Sections 2(h)(1) and 2(h)(8) of the United States Commodity Exchange Act (the "End-user Exception"), and considering the risks and benefits of entering into swaps without clearing and exchange trading and execution in reliance on the End-user Exception and (ii) the Company’s policies governing the Company’s use of swaps and other derivative transactions subject to the End-user Exception;

t)	establishing and maintaining procedures for the confidential, anonymous submission by employees of the company of concerns regarding questionable accounting or auditing matters;

u)	reviewing and taking appropriate action with respect to any reports to the Audit Committee from legal counsel for the Company concerning any material violation of securities law or breach of fiduciary duty or similar violation by the Company, its subsidiaries or any person acting on their behalf;

v)	reviewing and evaluating the performance of the Audit Committee and its members; and

w)	preparing the Supervisory Board’s resolution on the consolidated and unconsolidated financial statements.

5.	The Audit Committee shall undertake such additional duties as from time to time may be requested by the Supervisory Board or required by law or regulations.

6.	The Audit Committee shall determine rules for auditor selection, independence and evaluation and recommend the external auditors to be proposed for shareholder approval in accordance with the Articles of Association.

7.	The chairperson of the Audit Committee shall be elected by the Supervisory Board. The chairperson of the Audit Committee shall have special knowledge and experience in the application of accounting principles and internal control procedures and shall be familiar with an audit review and shall be independent. The chairperson of the Audit Committee shall not be the Chairperson of the Supervisory Board, chairperson of the Management Board or a former managing director. The members of the Audit Committee as a whole must be familiar with the sector in which the Company operates. At least one member of the Audit Committee must have competence in the preparation and auditing of the financial statements.

8.	The Audit Committee shall meet as frequently as circumstances dictate but no less than four times annually and additionally whenever one or more members of the Audit Committee have requested a meeting. The Audit Committee must meet at least before the publication of the annual results. Meetings can be held in any way as the Audit Committee sees fit, including through video and telephone conferencing facilities.

9.	The chairperson of the Audit Committee shall prepare and/or approve an agenda in advance of each meeting.

10.	The Audit Committee shall maintain minutes or other records of meetings and activities of the Audit Committee. The minutes of the meetings of the Audit Committee will be shared with all supervisory directors.

11.	The Audit Committee shall, through its chairperson (or a member designated by him or her), report its findings to each subsequent plenary Supervisory Board meeting.

12.	The Audit Committee shall meet in a separate session with the external auditor at least annually outside the presence of the Management Board.

13.	The chief financial officer and the external auditor shall attend Audit Committee meetings unless the Audit Committee determines otherwise. The Audit Committee decides whether and, if so, when the chief executive officer, should attend its meetings.

14.	As the Audit Committee deems necessary to carry out its duties, it is authorized to select, engage (including approval of the fees and terms of engagement), oversee, terminate and obtain advice and assistance from outside legal, accounting or other advisers or consultants. The Company will provide for appropriate funding, as determined by the Audit Committee, for payment of:

a)	compensation to the external auditor for their audit and audit-related, review and attest services;

b)	compensation to any advisers engaged by the Audit Committee; and

15.	ordinary administrative expenses of the Audit Committee that are necessary or appropriate in carrying out its duties.

§ 12
Remuneration

1.	The remuneration of the supervisory directors is determined by the General Meeting upon the recommendation of the Supervisory Board.

2.	The Supervisory Board shall submit a clear and understandable proposal for its own appropriate remuneration to the General Meeting. The remuneration of the Supervisory Board should not be dependent on the results of the Company other than in connection with any share awards granted to supervisory directors as part of their remuneration.

3.	The Company shall not grant, maintain, arrange for or renew to supervisory directors any personal loans or guarantees.

§ 13

Status

1. In addition to the provisions of the applicable law and the Articles of Association, these Rules regulate the internal affairs of the Supervisory Board.

2.            In the event of a conflict between the provisions of these Rules and those of the Articles of Association, the latter shall prevail.

3.            These Supervisory Board Rules have been made by the Supervisory Board and can be amended at any time by the Supervisory Board.

4. Where these Rules are inconsistent with Dutch law or the Articles of Association, Dutch law or, as the case may be, the Articles of Association shall prevail. Where these Rules are in accordance with the Articles of Association but are inconsistent with Dutch law, the latter shall prevail. If one or more provisions of these Rules are or become invalid, this shall not affect the validity of the remaining provisions. The Board shall use its best efforts to replace the invalid provisions with provisions which are valid and the effect of which is, given the contents and purpose of these Rules, to the greatest extent possible, similar to that of the invalid provisions.